Exhibit 99.1

ACORN ENERGY ANNOUNCES FISCAL YEAR 2014 RESULTS

Wilmington, DE – March 31, 2015– Acorn Energy, Inc. (NASDAQ: ACFN), an energy technology holding company, today announced its results for the fiscal year ended December 31, 2014.

For 2014, revenues from continuing operations were $19.6 million compared to $20.3 million in 2013. The net loss for 2014 was $27.1 million, or $1.19 per share, compared to a net loss of $29.7 million, or $1.57 per share, in 2013. Results for the 2014 year include non-cash charges of $10.4 million for impairments of inventory, fixed assets, goodwill and other intangibles which are included in loss from discontinued operations of $19.1 million. Results for 2014 also include a non-cash goodwill impairment charge of $1.8 million and $0.3 million for restructuring charges in continuing operations. Results for 2013 included a loss of $9.6 million from discontinued operations and a non-cash charge of $6.7 million for impairment of goodwill and intangibles and $1.4 million for restructuring charges in continuing operations.

On March 18, 2015, Acorn announced that it would stop funding its majority-owned US Seismic Systems (USSI) subsidiary and that USSI had suspended operations and terminated substantially all employees and written off substantially all of USSI’s assets. Those write-offs are included in Acorn’s 2014 loss from discontinued operations.

John Moore, President and CEO of Acorn, stated, "Two weeks ago we announced the suspension of operations at USSI. At the same time we announced the long-awaited surge in orders at DSIT, which we believe reflects the growing concern about the risk of terrorist attacks around the world, as well as the success of our marketing of our early detection solutions over the past five years. We now have in place a plan to sustain as well as grow our three remaining businesses. And by continued cost-cutting of Acorn's corporate expenses, we believe that we will have more than sufficient funds from cash on hand and strong cash flow in DSIT to fund the operations of all our operating subsidiaries and our corporate activities for the coming year. ”

Portfolio Companies

DSIT

DSIT Solutions Ltd., based in Israel, develops and produces advanced underwater sonar detection systems to protect ships and critical harbor installations against attack. Primary customers for its systems are navies, homeland security agencies, oil and gas (O&G) companies, nuclear power facilities and port authorities.

In late 2014 and in the first quarter of 2015, DSIT received over $19 million in new orders. The bulk of this amount ($15.4 million) was related to an order for four Hull Mounted Sonar (HMS) systems and an anti-Submarine Warfare (ASW) trainer for an undisclosed navy. The new 2015 orders more than doubled DSIT’s year-end backlog of $12 million.

DSIT’s fiscal year 2014 revenue was $12.3 million vs. $13.1 million in 2013. The decrease for fiscal year 2014 was primarily due to the delay in the completion of a major Diver Detection System (DDS) project due to weather conditions at the customer’s site which delayed recognition of revenue on the project and delays in the receipt of new orders.

GridSense

GridSense develops and markets remote monitoring systems for electric utility companies. The systems are used for outage management, power quality measurement, systems planning, trouble-shooting and maintenance. The company’s focus is on the early detection of problems on power lines and transformers and the prevention of power outages. Its unique solution is applicable to hundreds of thousands of underground and vault transformers, most of which are approaching or past their expected life expectancies. Compared to manual inspections, the use of remote monitoring can save time and money and alert management to problems and possible failures. Also closer monitoring and maintenance can help extend the usable lives of transformers, whose replacement costs are prohibitive. GridSense’s low-cost and effective monitoring system is one answer to a growing problem.

Fiscal year 2014 revenue was $4.5 million compared to $5.0 million in 2013. SG&A expenses for 2014 decreased $0.8 million, or 22% compared to 2013, and R&D expenses were $1.1 million compared to $2.1 million in 2013, a reduction of 48%. The reductions were primarily due to the downsizing of the Australian and U.S. operations following GridSense’s restructuring which began in mid-2013.

Customer pilot programs increased greatly over the past year. However, these pilot programs require considerable engineering resources, customized efforts and a long lead time. GridSense plans to focus sales efforts in 2015 on those products with the greatest traction in the marketplace, such as its Transformer IQ and Line IQ products.

OmniMetrix

OmniMetrix has developed what it believes are the most advanced systems available for wirelessly and remotely monitoring back-up generators and other equipment, like oil corrosion protection systems on pipelines, to prevent failures. The system collects key data continuously and alerts the responsible manager to signs of trouble. With the emergence of applications that aggregate multiple sensors and monitors into a simplified customer dashboard interface, OmniMetrix, which monitors all major brands of critical equipment, believes it can play a key role in this new market.

OmniMetrix is marketing its products to end-users as well as to select dealers identified as possessing both a substantial maintenance customer base and a willingness to provide value-added services. OmniMetrix also provides corrosion monitoring and control of gas pipelines.

OmniMetrix revenue increased $0.6 million from $2.2 million in 2013 to $2.8 million in 2014. The increase in revenue was driven by increases in both hardware and monitoring revenue.  Gross margins for fiscal year 2014 were 58% compared to 56% in 2013. As monitoring revenue continues to grow, OmniMetrix’s margins are expected to increase as well, as monitoring revenues generate significantly higher margins than hardware sales.

Conference Call Information

Acorn Energy will host a conference call on Wednesday, April 1, 2015 at 11AM EDT to discuss fourth quarter and year-end 2014 results and developments.

Participants can pre-register for the conference call and webcast by accessing the link below. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your outlook calendar with an invitation. http://dpregister.com/10063030

Participants that would like to join the conference call, but have not registered, can do so by dialing US Toll Free: (866) 652-5200, International Dial in (412) 317-6060 and asking for the “Acorn Energy Conference Call”.  If you are unable to participate in the live call, a digital replay of the call will be available 2 hours after the end of the live call through 9:00am EDT on Friday May 1, 2015 by dialling US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code - 10063030.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose three portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability. DSIT provides security solutions from underwater threats to naval and marine based energy assets. GridSense® provides monitoring for all critical points along the electricity delivery system. OmniMetrixTM remotely monitors emergency back-up power generation systems to increase their reliability and corrosion protection systems for gas pipelines. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn’s operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above.  In particular, DSIT's performance in 2015 and future years is subject various risks and uncertainties, including (i) risks associated with meeting performance milestones, (ii) political risks associated with its government customers, and (iii) risks of possible costs overruns associated with fixed price projects.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in Acorn’s Form 10-K filed with the Securities and Exchange Commission.

Investor & Press Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)

	Year ended December 31,
	2014	2013
Revenues:
Projects	$11,970	$12,660
Products	5,682	5,962
Services	1,908	1,666
Total revenues	19,560	20,288
Cost of sales:
Projects	8,352	8,410
Products	4,099	3,931
Services	471	444
Total cost of sales	12,922	12,785
Gross profit	6,638	7,503
Operating expenses:
Research and development expenses, net	2,714	4,276
Selling, general and administrative expenses	12,023	16,455
Impairment of goodwill and intangibles	1,773	6,731
Restructuring and related charges	294	1,389
Total operating expenses	16,804	28,851
Operating loss	(10,166)	(21,348)
Finance income (expense), net	(129)	162
Loss before taxes on income	(10,295)	(21,186)
Income tax expense	(164)	(156)
Net loss from continuing operations	(10,459)	(21,342)
Loss from discontinued operations, net of income taxes	(19,140)	(9,647)
Net loss	(29,599)	(30,989)
Non-controlling interest share of loss - continuing operations	47	62
Non-controlling interest share of loss - discontinued operations	2,407	1,213
Net loss attributable to Acorn Energy, Inc. shareholders	$(27,145)	$(29,714)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.46)	$(1.12)
From discontinued operations	$(0.73)	$(0.45)
Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders	$(1.19)	$(1.57)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	22,844	18,916

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$4,821	$16,531
Restricted deposits	467	306
Accounts receivable, net	4,902	5,710
Unbilled revenue	7,890	6,421
Inventory	1,374	2,261
Other current assets	1,813	1,546
Current assets - discontinued operations	143	3,176
Total current assets	21,410	35,951
Property and equipment, net	1,080	1,146
Severance assets	3,256	3,539
Restricted deposit	650	-
Intangible assets, net	1,211	1,550
Goodwill	1,031	3,027
Other assets	905	838
Non-current assets - discontinued operations	-	4,905
Total assets	$29,543	$50,956
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$4,419	$1,143
Accounts payable	2,187	1,945
Accrued payroll, payroll taxes and social benefits	1,584	2,028
Deferred revenue	1,634	1,729
Other current liabilities	3,028	3,136
Current liabilities - discontinued operations	4,693	3,890
Total current liabilities	17,545	13,871
Non-current liabilities:
Accrued severance	4,594	4,973
Other long-term liabilities	1,011	600
Total non-current liabilities	5,605	5,573
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –22,957,859 and 27,277,511 shares at December 31, 2013 and 2014, respectively	272	229
Additional paid-in capital	97,607	93,943
Warrants	1,641	526
Accumulated deficit	(86,592)	(59,447)
Treasury stock, at cost – 801,920 shares at December 31, 2013 and 2014	(3,036)	(3,036)
Accumulated other comprehensive income (loss)	(212)	184
Total Acorn Energy, Inc. shareholders’ equity	9,680	32,399
Non-controlling interests	(3,287)	(887)
Total equity	6,393	31,512
Total liabilities and equity	$29,543	$50,956